As filed with the Securities and Exchange Commission on February 24, 2025

Registration No. 333-268207

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________________________________

Premier Financial Corp.

(Exact name of registrant as specified in its Charter)

Ohio	34-1803915
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

601 Clinton Street, Defiance, Ohio	43512
(Address of Principal Executive Offices)	(Zip Code)

Premier Financial Corp.

Employee Share Purchase Plan

(Full title of the plan)

Paul D. Nungester, Jr., CFO and EVP

Premier Financial Corp.

601 Clinton Street

Defiance, Ohio, 43512

(Name and address of agent for service)

(419) 785-8700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF CERTAIN SECURITIES

Premier Financial Corp. (the “Company”) filed a registration statement on Form S-8 (the “Form S-8 Registration Statement”), with the Securities and Exchange Commission on November 7, 2022, to register a total of 175,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), for issuance under the Premier Financial Corp. Employee Share Purchase Plan (the “Plan”).

The Plan has since been terminated. In accordance with the undertaking made by the Company in the Form S-8 Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement is being filed to remove from registration the Common Shares previously registered for offering or sale pursuant to the Plan that remain unsold and unissued, if any, and the Form S-8 Registration Statement is hereby amended to reflect the deregistration of such Common Shares and to terminate the effectiveness of the Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Defiance, State of Ohio, on February 24, 2025.

PREMIER FINANCIAL CORP.

By:	/s/ Paul D. Nungester, Jr.
Paul D. Nungester, Jr., Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.